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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                   FIRST BANKING COMPANY OF SOUTHEAST GEORGIA
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                December 31, 1999
         -------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


                                    319286100
         -------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]   Rule 13d-1(b)

         [ x ]   Rule 13d-1(c)

         [   ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 4 pages

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                                  SCHEDULE 13G


CUSIP NO.  319286100
================================================================================
      NAME OF REPORTING PERSON
1     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Dan J. Parrish, Jr.
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
2                                                                       (a) [ ]
               N/A                                                      (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
4
      United States of America
--------------------------------------------------------------------------------
NUMBER OF SHARES                      SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH       5
REPORTING PERSON WITH                 262,635*
                                 -----------------------------------------------
                                      SHARED VOTING POWER
                                 6
                                       11,100*
                                 -----------------------------------------------
                                      SOLE DISPOSITIVE POWER
                                 7
                                      262,635*
                                 -----------------------------------------------
                                      SHARED DISPOSITIVE POWER
                                 8
                                       11,100*
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
      273,735
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [X]
10
      See Item 4.
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      4.9%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IN
================================================================================


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                                  SCHEDULE 13G


ITEM 1(A).        NAME OF ISSUER:

         First Banking Company of Southeast Georgia

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         40 N. Main Street
         Statesboro, Georgia  30458

ITEM 2(A).        NAME OF PERSON FILING:

         Dan J. Parrish, Jr.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         P. O. Box 564
         Metter, Georgia  30439

ITEM 2(C).        CITIZENSHIP:

         United States of America

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

         Common Stock, $2.50 par value

ITEM 2(E).        CUSIP NUMBER:

         319286100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP:

         (a)      Amount beneficially owned:  273,735

         (b)      Percent of class:  4.9%

         (c)      Number of shares as to which such person has

                   (i)     sole power to vote or direct the vote:  262,635*

                  (ii)     shared power to vote or direct the vote:   11,100*

                  (iii) sole power to dispose or to direct the disposition of: 262,635*

                  (iv)     shared power to dispose or direct the disposition of:
                              11,100*

         * Mr. Parrish has sole voting and dispositive power with respect to an aggregate of 262,635 shares of the issuer's Common Stock, of which 64,290 shares are held of record by Mr. Parrish and

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                                  SCHEDULE 13G


         198,345 shares are held by Parrish Properties, an entity controlled by Mr. Parrish. Mr. Parrish shares voting and dispositive powers with respect to 11,100 shares held jointly with his spouse. The indicated totals do not include 2,775 shares held by Mr. Parrish's spouse, as to which Mr. Parrish disclaims beneficial ownership.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If the statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ]

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

         Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF THE MEMBERS OF THE GROUP:

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable

ITEM 10.          CERTIFICATION:

         Not Applicable


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement, is true, complete and correct.


         Date:  February 10, 2000



         Signature:        /s/ Dan J. Parrish, Jr.
                   --------------------------------------------
         Name:  Dan J. Parrish, Jr.





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